Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
July 25, 2011	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Earnings

for the Second Quarter and First Half of 2011

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the second quarter and the first half of 2011. Earnings for the second quarter of 2011 were $17.5 million or $0.40 per diluted share while earnings for the first half of 2011 were $35.3 million or $0.81 per diluted share.

Second quarter of 2011 results produced a return on average assets of 0.98% and a return on average equity of 8.66%, respectively. For the first half of 2011, United’s return on average assets was 1.00% while the return on average equity was 8.85%. These returns compare very favorably to United’s most recently reported Federal Reserve peer group’s (bank holding companies with total assets between $3 and $10 billion) average return on assets of 0.70% and average return on equity of 6.57% for the first quarter of 2011.

The results for the second quarter and first half of 2011 included noncash, before-tax, other-than-temporary impairment charges of $4.1 million and $6.2 million, respectively, on certain investment securities.

Earnings for the second quarter of 2010 were $17.9 million or $0.41 per diluted share while earnings for the first half of 2010 were $35.3 million or $0.81 per diluted share. The results for the second quarter and first half of 2010 included before-tax, net gains of $796 thousand and $1.9 million, respectively, on the sale of investment securities and noncash, before-tax, other-than-temporary impairment charges of $1.1 million and $2.6 million, respectively, on certain investment securities. United’s annualized returns on average assets and average equity were 0.96% and 9.23%, respectively, for the second quarter of 2010 while the returns on average assets and average equity was 0.94% and 9.20%, respectively, for the first half of 2010.

United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.22% at June 30, 2011 compares favorably to the most recently reported percentage of 3.89% at March 31, 2011 for United’s Federal Reserve peer group. At June 30, 2011, nonperforming loans were $64.0 million, down from nonperforming loans of $67.2 million or 1.28% of loans, net of unearned income, at December 31, 2010. As of June 30, 2011, the allowance for loan losses was $73.1 million or 1.39% of loans, net of unearned income, which was comparable to $73.0 million or 1.39% of loans, net of unearned income, at December 31, 2010. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 114.3% and 108.6% at June 30, 2011 and December 31, 2010, respectively. The coverage ratio for United’s Federal Reserve

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peer group was 78.62% at March 31, 2011. Total nonperforming assets of $109.7 million, including OREO of $45.7 million at June 30, 2011, represented 1.54% of total assets which also compares favorably to the most recently reported percentage of 3.25% at March 31, 2011 for United’s Federal Reserve peer group.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.9% at June 30, 2011 while its Tier I capital and leverage ratios are 12.5% and 10.5%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

“Considering the current economic environment, United’s earnings continue to be strong with asset quality favorable to peers,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United also continues to be well-capitalized based upon regulatory guidelines.”

The net interest margin for the second quarter of 2011 was 3.83%, which was an increase of 14 basis points from a net interest margin of 3.69% for the second quarter of 2010. However, tax-equivalent net interest income for the second quarter of 2011 was $60.3 million, a decrease of $1.4 million or 2% from the second quarter of 2010. This decrease in tax-equivalent net interest income was primarily attributable to a decline of 30 basis points in the average yield on earning assets for the second quarter of 2011 as compared to the second quarter of 2010. In addition, average earning assets declined $387.2 million or 6% from the second quarter of 2010. Average net loans declined $306.7 million or 6% for the second quarter of 2011 while average investments decreased $128.3 million or 14% due mainly to maturities and calls of securities which were not fully reinvested from the second quarter of 2010. Partially offsetting the decreases to tax-equivalent net interest income for the second quarter of 2011 were decreases in the average cost of funds of 45 basis points and average interest-bearing liabilities of $709.9 million or 13% from the second quarter of 2010.

The net interest margin for the first half of 2011 was 3.88%, which was an increase of 21 basis points from a net interest margin of 3.67% for the first half of 2010. However, tax-equivalent net interest income for the first half of 2011 was $121.1 million, a decrease of $2.6 million or 2% from the first half of 2010. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $490.1 million or 7% from the first half of 2010. Average net loans declined $375.2 million or 7% for the first half of 2011 while average investments decreased $141.2 million or 15% due mainly to maturities and calls of securities which were not fully reinvested from the first half of 2010. The average yield on earning assets declined 25 basis points for the first half of 2011 as compared to the first half of 2010. Partially offsetting the decreases to tax-equivalent net interest income for the first half of 2011 were decreases in the average cost of funds of 45 basis points and average interest-bearing liabilities of $786.1 million or 14% from the first half of 2010.

On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2011 was relatively flat from the first quarter of 2011, decreasing $558 thousand or less than 1% due mainly to a decline of 15 basis points in the average yield on earning assets. Average earning assets were relatively flat from the first quarter of 2011 as well, increasing $51.0 million or less than 1% as average short-term investments increased $59.3 million or 19%. Average investment securities and average net loans were relatively flat for the quarter, decreasing $661 thousand and $7.7 million, respectively, or less than 1%. Partially offsetting the

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decreases to tax-equivalent net interest income for the second quarter of 2011 was a decrease of 7 basis points in the average cost of funds from the first quarter of 2011. The net interest margin of 3.83% for the second quarter of 2011 was a decrease of 9 basis points from the net interest margin of 3.92% for the first quarter of 2011.

For the quarters ended June 30, 2011 and 2010, the provision for credit losses was $4.8 million and $6.4 million, respectively, while the provision for the first six months of 2011 was $9.2 million as compared to $13.3 million for the first six months of 2010. Net charge-offs were $4.6 million and $5.4 million for the second quarter of 2011 and 2010, respectively, as compared to $9.1 million and $11.9 million for the first half of 2011 and 2010. Annualized net charge-offs as a percentage of average loans were 0.36% and 0.35% for the second quarter and first half of 2011, respectively. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 0.94% for the first quarter of 2011.

Noninterest income for the second quarter of 2011 was $13.3 million, which was a decrease of $4.3 million from the second quarter of 2010. Included in noninterest income for the second quarter of 2011 were noncash, before-tax, other-than-temporary impairment charges of $4.1 million on certain investment securities. Included in noninterest income for the second quarter of 2010 were noncash, before-tax other-than-temporary impairment charges of $1.1 million on certain investment securities. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $1.1 million or 6%. This decrease for the second quarter of 2011 was due primarily to a decrease of $836 thousand in income from derivatives not in hedge relationships due to a change in the fair value and a decrease of $395 thousand in fees from bankcard services due mainly to the sale of United’s merchant business in the fourth quarter of 2010. A similar amount of expense related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard processing costs as a result of the sale of United’s merchant business is included in other expense in the income statement.

Noninterest income for the first half of 2011 was $28.0 million, which was a decrease of $5.2 million from the first half of 2010. Included in noninterest income for the first half of 2011 was a before-tax, net gain of $1.2 million on the sale of investment securities and noncash, before-tax, other-than-temporary impairment charges of $6.2 million on certain investment securities. Included in noninterest income for the first half of 2010 was a before-tax, net gain of $1.9 million on the sale of investment securities and noncash, before-tax other-than-temporary impairment charges of $2.6 million on certain investment securities. Excluding the results of the noncash, other-than-temporary impairment charges as well as the net gains from sales and calls of investment securities, noninterest income would have decreased $825 thousand or 2%. This decrease for the first half of 2011 was due primarily to decreases of $908 thousand in income from derivatives not in hedge relationships due to a change in the fair value and $882 thousand in fees from bankcard services due mainly to the sale of United’s merchant business. A similar amount of expense related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard processing costs as a result of the sale of United’s merchant business is included in other expense in the income statement. Partially offsetting these decreases was an increase of $631 thousand in fees from deposit services due mainly to higher ATM and debit card income.

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On a linked-quarter basis, noninterest income for the second quarter of 2011 decreased $1.3 million from the first quarter of 2011. Included in the results for the second quarter and first quarter of 2011 were noncash, before-tax, other-than-temporary impairment charges of $4.1 million and $2.1 million, respectively. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have increased $590 thousand or 4% on a linked-quarter basis due primarily to an increase of $710 thousand in fees from deposit services as a result of increased income from overdraft fees and debit card transactions. Partially offsetting this increase was a decrease of $228 thousand in income from derivatives not in hedge relationships due to a change in the fair value. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement.

Noninterest expense for the second quarter of 2011 was $41.7 million, a decrease of $3.5 million or 8% from the second quarter of 2010 due primarily to decreases of $1.4 million in other real estate owned (OREO) costs due mainly to lower losses on sales and smaller declines in the fair values of OREO properties, $836 thousand in the expense from derivatives not in hedge relationships due to a change in the fair value and $592 thousand in bankcard processing expense due mainly to the sale of United’s merchant business. As previously mentioned, a similar amount of income related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard servicing fees as a result of the sale of United’s merchant business is included in other income in the income statement.

Noninterest expense for the first half of 2011 was $85.1 million, a decrease of $3.8 million or 4% from the first half of 2010 due primarily to decreases of $1.3 million in OREO costs due mainly to fewer fair value and sales losses on OREO properties, $1.1 million in bankcard processing expense due mainly to the sale of United’s merchant business and $908 thousand in the expense from derivatives not in hedge relationships due to a change in the fair value. Once again, a similar amount of income related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard servicing fees as a result of the sale of United’s merchant business is included in other income in the income statement.

On a linked-quarter basis, noninterest expense for the second quarter of 2011 decreased $1.8 million or 4% from the first quarter of 2011 due primarily to decreases in several noninterest expense items. The largest decrease was in OREO costs of $534 thousand due to lower losses on sales and smaller declines in the fair values of OREO properties. Net occupancy and employee benefits expense each declined $247 thousand. Also, as previously mentioned, expense from derivatives not in hedge relationships decreased $228 thousand due to a change in the fair value.

During the second quarter of 2011, United’s Board of Directors declared a cash dividend of $0.30 per share. United has increased its dividend to shareholders for 37 consecutive years. The annualized 2011 dividend of $1.20 equates to a yield of approximately 5% based on recent UBSI market prices.

On July 8, 2011, United acquired 100% of the outstanding common stock of Centra Financial Holdings, Inc. (Centra) of Morgantown, West Virginia. The acquisition of Centra enhances United’s existing footprint in Maryland and West Virginia, as well as provide an entry into Pennsylvania. At consummation, Centra had assets of $1.3 billion, loans of $1.1 billion and deposits of $1.1 billion.

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Following completion of the merger with Centra, United has consolidated assets of approximately $8.5 billion with 126 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2011 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2011 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30 2011	June 30 2010	June 30 2011	June 30 2010
EARNINGS SUMMARY:
Interest income, taxable equivalent	$74,072	$83,679	$149,382	$169,332
Interest expense	13,814	22,025	28,308	45,642
Net interest income, taxable equivalent	60,258	61,654	121,074	123,690
Taxable equivalent adjustment	1,637	1,490	3,090	3,047
Net interest income	58,621	60,164	117,984	120,643
Provision for loan losses	4,800	6,400	9,236	13,268
Noninterest income	13,334	17,584	27,985	33,157
Noninterest expenses	41,677	45,188	85,146	88,939
Income taxes	8,026	8,241	16,250	16,252
Net income	$17,452	$17,919	$35,337	$35,341

PER COMMON SHARE:
Net income:
Basic	$0.40	$0.41	$0.81	$0.81
Diluted	0.40	0.41	0.81	0.81
Cash dividends	$0.30	$0.30	0.60	0.60
Book value			18.43	17.84
Closing market price			$24.48	$23.87
Common shares outstanding:
Actual at period end, net of treasury shares			43,645,485	43,581,834
Weighted average- basic	43,645,541	43,539,531	43,637,497	43,497,809
Weighted average- diluted	43,676,407	43,640,805	43,686,203	43,587,686

FINANCIAL RATIOS:
Return on average assets	0.98%	0.96%	1.00%	0.94%
Return on average shareholders’ equity	8.66%	9.23%	8.85%	9.20%
Average equity to average assets	11.35%	10.36%	11.34%	10.20%
Net interest margin	3.83%	3.69%	3.88%	3.67%

	June 30 2011	June 30 2010	December 31 2010	March 31 2011
PERIOD END BALANCES:
Assets	$7,133,983	$7,463,360	$7,155,719	$7,191,336
Earning assets	6,307,773	6,635,280	6,334,914	6,344,359
Loans, net of unearned income	5,252,096	5,463,547	5,260,326	5,222,959
Loans held for sale	1,057	879	6,869	890
Investment securities	741,845	918,091	794,715	806,482
Total deposits	5,728,536	5,614,144	5,713,534	5,711,923
Shareholders’ equity	804,241	777,575	793,012	799,463